Exhibit 10.17

Tyco International Ltd.
2004 Stock and Incentive Plan (the “Plan”)

TERMS AND CONDITIONS

OF

RESTRICTED UNIT AWARD

RESTRICTED UNIT AWARD made in Schaffhausen, Switzerland as of [     ] (the “Grant Date”).

1.             Grant of Award.  Tyco International Ltd. (the “Company”) has granted you Restricted Units, as described in the grant notification letter that was issued to you (“Grant Letter”), subject to the provisions of these Terms and Conditions.  The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.             Payment Amount.  Each Restricted Unit represents one (1) Share of Common Stock.

3.             Form of Payment.  Vested Restricted Units will be redeemed solely for Shares, subject to Section 13.

4.             Dividends.  Restricted Units are a promise to deliver Common Stock upon vesting.  For each Restricted Unit that is unvested, you will be credited with a Dividend Equivalent Unit (DEU) for any cash or stock dividends distributed by the Company on Company Common Stock.  DEUs will be calculated at the same dividend rate paid to other holders of Common Stock.  DEUs will vest in accordance with the vesting schedule applicable to the underlying Units and shall be payable at the same time that the underlying Units are payable as provided herein.

5.             Vesting.  Your Restricted Units will vest in full on the one (1) year anniversary of the Grant Date, provided you are a member of the Company’s Board of Directors on such date.  No credit will be given for periods following Termination of Directorship, except as specifically provided herein. Except as otherwise provided in these Terms and Conditions, any payment shall be made to you as soon as practicable following the vesting date set forth in this Section 5.

6.             Termination of Directorship.  Any Restricted Units that have not vested as of your Termination of Directorship pursuant to paragraphs 7 and 8 will immediately be forfeited, and your rights with respect to such Restricted Units will end. Termination of Directorship means the date of termination of service as a member of the Board of Directors for any reason, with or without Cause, as determined by the Board.

7.             Death or Disability.  If your Termination of Directorship is a result of your Death or Disability, your Award will become fully vested as of your Termination of Directorship.  Any payment shall be made to you as soon as practicable following your Termination of Directorship.  If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

8.             Change in Control.  In the event of a Change in Control of Tyco International Ltd., as defined in the Plan document, and your Termination of Directorship in connection with a Change in Control, Restricted Units will immediately become fully vested and payment shall be made as soon as practicable following such Termination of Directorship.

9.             Withholdings; Tax Recovery.  The Company will have the right, prior to any issuance or delivery of Shares on your Restricted Units, to withhold or require from you the payment of the amount necessary to satisfy applicable tax requirements.

10.           Transfer of Award.  You may not transfer any interest in Restricted Units except by will or the laws of descent and distribution.  Any other attempt to dispose of your interest in Restricted Units will be null and void.

11.           Forfeiture of Award.  If your services as a Director of the Company have been terminated for Cause, any unvested Restricted Units shall be immediately rescinded and you will forfeit any rights you have with respect to such Units.

12.           Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Restricted Units and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Units.  Any such determinations and adjustments made by the Committee will be binding on all persons.

13.           Restrictions on Payment of Shares.  Payment of Shares for your Restricted Units is subject to the conditions that, to the extent required at the time of delivery, (a) the Shares underlying the Restricted Units will be duly listed, upon official notice of redemption, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective.  The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.           Disposition of Securities.  By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under federal securities laws, in respect of trading in the Company’s securities.  The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.           Plan Terms Govern.  The redemption of Restricted Units, the disposition of any Shares received for Restricted Units, and the treatment of any gain on the disposition of these

Shares are subject to the terms of the Plan and any rules that the Committee may prescribe.  The Plan document, as may be amended from time to time, is incorporated into these Terms and Conditions.  Capitalized terms used in these Terms and Conditions have the meaning set forth in the Plan, unless otherwise stated in these Terms and Conditions.  In the event of any conflict between the terms of the Plan and the terms of these Terms and Conditions, the Plan will control.  By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of these Terms and Conditions.

16.           Personal Data.  To comply with applicable law and to administer the Plan and these Terms and Conditions properly, the Company and its agents may hold and process your personal data and/or sensitive personal data.  Such data includes, but is not limited to, the information provided in this grant package and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan and Shares obtained under the Plan from time to time.  By accepting the Award, you hereby give your explicit consent to the Company’s processing any such personal data and/or sensitive personal data.  You also hereby give your explicit consent to the Company’s transfer of any such personal data and/or sensitive personal data outside the country in which you perform services as a Director or reside and to the United States.  The legal persons for whom your personal data are intended include the Company and any of its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan to be appropriate.  You have the right to review and correct your personal data by contacting the Office of the Corporate Secretary.  You understand that the transfer of the information outlined here is important to the administration of the Plan, and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

17.           No Contract or Promise of Future Grants.  By accepting the Award, you agree to be bound by these Terms and Conditions and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of service as a Board member with the Company or other compensation.   If your service as a Board member with the Company is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

18.           Limitations.  Nothing in these Terms and Conditions or the Plan gives you any right to continue in the service as a Board member with the Company or any of its Subsidiaries.  Payment of your Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf.  You have no rights as a stockholder of the Company pursuant to the Restricted Units until Shares are actually delivered to you.

19.           Incorporation of Other Agreements.  These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units.

These Terms and Conditions supercede any prior agreements, commitments or negotiations concerning the Restricted Units.

20.           Severability.  The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.           Sections 409A and 457A.  The award is intended to be an exempt “short-term deferral” under Sections 409A and 457A of the Internal Revenue Code of the United States. The Committee may make such modifications to these Terms and Conditions as it deems necessary or appropriate to ensure that the Award is exempt from Sections 409A and 457A.

By accepting this Award, you agree to the following:

(i)            you have carefully read, fully understand and agree to all of the terms and conditions described in these Terms and Conditions and the Plan; and

(ii)           you understand and agree that these Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded.

You will be deemed to consent to the application of the terms and conditions set forth in these Terms and Conditions and the Plan unless you contact Tyco International Ltd., c/o Tyco International Management Company, Attn: Equity Plan Administration, 9 Roszel Road, Princeton, NJ 08540 in writing within thirty (30) days of the date of these Terms and Conditions.  Notification of your non-consent will nullify this grant unless otherwise agreed to in writing by you and the Company.

Edward D. Breen
Chairman of the Board
and Chief Executive Officer,
Tyco International, Ltd.